CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers

Ministry Partners Investment Company, LLC

Brea, California

We hereby consent to the use, in the Pre-effective Amendment No 1 to Form S‐1 Registration Statement dated December 11, 2023 of Ministry Partners Investment Company, LLC, of our report dated March 24, 2023 accompanying the consolidated financial statements of Ministry Partners Investment Company, LLC  and  subsidiaries as of December 31, 2022 and 2021 and for the years then ended contained in such Pre-effective Amendment No 1 to Form S‐1 Registration Statement dated December 11, 2023.

We also consent to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Pre-effective Amendment No 1 to Form S‐1 Registration Statement.

/s/ Hutchinson and Bloodgood LLP

Glendale, California

December 11, 2023